Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
October 26, 2010	President and CEO -or-
Pamela M. Gregio
Investor Relations
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES

QUARTERLY CASH DIVIDEND AND

SUSPENSION OF TREASURY STOCK REPURCHASES

WVS Financial Corp. (NASDAQ: WVFC) announced today that its Board of Directors at their meeting on October 26, 2010 declared a regular $0.04 cash dividend on the common stock of the Company, payable on November 24, 2010 to the stockholders of record at the close of business on November 15, 2010.

The Company also announced today that it will suspend treasury stock repurchases under its current stock repurchase program.

David J. Bursic, President and Chief Executive Officer stated that “the Board feels strongly about our record of paying cash dividends every quarter since our conversion to a public company in 1993. However, in view of the current weakness in the U.S. economy and the impact of low market interest rates on the Company’s recent earnings, the Board believes it is prudent to reduce our quarterly cash dividend and suspend stock repurchases at this time in order to preserve our capital and serve as a source of strength to West View Savings Bank, our wholly owned banking subsidiary. In addition, we expect that banking regulatory agencies will require increased capital levels for financial institutions and their holding companies.”

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC insured savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania.

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